Exhibit 99.1

Tronox to Receive $20.5 Million in Settlement with United States

Oklahoma City, Jan. 17, 2006 - Tronox Incorporated (NYSE: TRX) today announced that it will receive $20.5 million in cash from the United States as a result of the settlement of its lawsuit against the United States for contribution to the costs of perchlorate remediation at the company’s Henderson, Nev., site. In addition, the United States has agreed to pay 21% of the future response costs that Tronox may incur on or after Jan. 1, 2011. The consent decree regarding the settlement has been approved by the federal court, and the company expects to receive the cash proceeds within 90 days.
“This $20.5 million settlement will cover a portion of our historical costs for remediation of former perchlorate operations at our Henderson site, in addition to providing future funding for part of our costs, if any, after our insurance policy for this issue terminates at year-end 2010,” said Tom Adams, Tronox Incorporated chief executive officer. “Environmental stewardship is a priority for Tronox, and we work closely with appropriate regulatory agencies to actively manage environmental issues related to historical operations. We have established reserves for the probable and estimable environmental costs related to legacy sites and work to mitigate our costs where possible through insurance coverage and participation by other responsible parties, such as the U.S. government.”
The U.S. Navy owned the ammonium perchlorate plant and other equipment at the Henderson site for approximately 10 years, and federal military and space programs were the primary end users of perchlorate produced at the plant. Tronox LLC, previously known as Kerr-McGee Chemical LLC, filed a lawsuit in 2000 to have the court define the equitable portion of the cost for remediation of historical plant operations that the government should pay. A predecessor of the company purchased the site from the U.S. Navy in 1962. In 1998, Tronox discontinued commercial production of ammonium perchlorate and began initial remediation efforts under the direction and oversight of the Nevada Division of Environmental Protection after perchlorate was detected in a spring that discharges to the Las Vegas Wash.

As of Sept. 30, 2005, Tronox had spent approximately $122 million on remediation related to historical perchlorate operations. The company has met the approximately $61 million deductible on an insurance policy that will cover up to $100 million of the eligible costs for remediation of perchlorate through the end of 2010.

Provision for Litigation
Tronox also announced that it expects to record a provision related to litigation matters concerning the company’s historical creosote and refining operations in the range of $5 million to $7 million after taxes in the fourth quarter of 2005.

Headquartered in Oklahoma City, Tronox is the world’s third-largest producer and marketer of titanium dioxide pigment, with an annual production capacity of 624,000 tonnes. Titanium dioxide pigment is an inorganic white pigment used in paint, coatings, plastics, paper and many other everyday products. The company’s five pigment plants, which are located in the United States, Australia, Germany and the Netherlands, supply high-performance products to more than 1,100 customers in approximately 100 countries. In addition, Tronox produces electrolytic products, including sodium chlorate, electrolytic manganese dioxide, boron trichloride, elemental boron and lithium manganese oxide. For information on Tronox, visit www.tronox.com.
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Statements in this news release regarding the company’s or management’s intentions, beliefs or expectations, or that otherwise speak to future events, are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include those statements preceded by, followed by or that otherwise include the words “believes,”“will,”“expects,”“anticipates,”“intends,”“estimates,”“projects,”“target,”“budget,”“goal,”“plans,”“objective,”“outlook,”“should,” or similar words. Future results and developments discussed in these statements may be affected by numerous factors and risks, such as the accuracy of the assumptions that underlie the statements, the market value of Tronox’s products, demand for consumer products for which Tronox’s businesses supply raw materials, the financial resources of competitors, changes in laws and regulations, the ability to respond to challenges in international markets, including changes in currency exchange rates, political or economic conditions in areas where Tronox operates, trade and regulatory matters, general economic conditions, and other factors and risks identified in Tronox’s registration statement on Form S-1, which has been filed with the U.S. Securities and Exchange Commission. Actual results and developments may differ materially from those expressed or implied in this news release.

Media contact:	Debbie Schramm
Direct: 405-775-5177
Cell: 405-830-6937
debbie.schramm@tronox.com

Investor contact:	Robert Gibney
Direct: 405-775-5105
robert.gibney@tronox.com

06-02